CODE OF ETHICS
WADE FUND, INC.

1. When a determination to purchase or sell a specific security for the portfolio of Wade Fund, Inc. has been made by the appropriate person or persons, or such action is under immediate consideration, no officer, director or employee of Wade Fund, Inc. or of its Investment Adviser who knows of such determination or consideration shall take any action in connection therewith which is inconsistent with such person's obligation to Wade Fund, Inc. In the application of the foregoing, however, recognition shall be given to any other fiduciary responsibilities imposed upon such person.

2. No officer, director or employee of Wade Fund, Inc. or of its Investment Adviser shall subscribe to any public or private offerings (except United States Government issue) other than for bona fide investment in accordance with the normal investment practice of such person. The investment personnel of Wade Fund, Inc. and its investment adviser must obtain approval from Wade Fund, Inc. or the investment adviser before directly or indirectly acquiring beneficial ownership of any securities in a public or private offering.

3. No officer, director or employee of Wade Fund, Inc. or of its Investment Adviser shall release any information relating to portfolio changes by Wade Fund, Inc. proposed or in process, except upon the completion of such changes or in the normal performance of the duties of such persons.

4. No officer, director or employee of Wade Fund, Inc. will take unfair advantage of any knowledge which they may have concerning the trading of securities by Wade Fund, Inc.

5. Each officer, director and employee of Wade Fund, Inc. agrees to report to Wade Fund, Inc. any transactions effected by them if it occurs within 15 days prior to or after either: (1) the purchase or sale of such security by Wade Fund, Inc.; or (2) the consideration of such purchase or sale on behalf of Wade Fund, Inc.

6. Each officer, director and employee of Wade Fund, Inc. further agrees to file a report with Wade Fund, Inc. of any such transactions, not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected.











T:\WellfordS\Wade Fund\CODE OF ETHICS - Wade Fund, Inc.doc